Panama is making the invitation only in those jurisdictions where it is legal to do so. The invitation is void in all jurisdictions where it is prohibited. If materials relating to the invitation come into your possession, you are required by Panama to inform yourself of and to observe all of these restrictions. The materials relating to the invitation do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the invitation be made by a licensed broker or dealer and any joint dealer manager or any affiliate of a joint dealer manager is a licensed broker or dealer in that jurisdiction, the invitation shall be deemed to be made by such joint dealer manager or such affiliate on behalf of Panama in that jurisdiction.

The Republic of Panama

Notice of Invitation to Holders to Submit Offers to Exchange

9.625% Global Bonds Due 2011

(the “2011 Bonds”); and

9.375% Global Bonds Due 2012

(the “2012 Bonds”, and, together with the 2011 Bonds, the “old bonds”),

for

9.375% U.S. Dollar-Denominated Global Bonds due 2029

(the “2029 Bonds”)

THE INVITATION WILL COMMENCE JUNE 3, 2008 AT 9:00 A.M. (CENTRAL EUROPEAN TIME) AND EXPIRE AT 5:00 P.M. (NEW YORK CITY TIME) ON JUNE 3, 2008, UNLESS EXTENDED OR EARLIER TERMINATED. PANAMA REFERS TO THIS DATE, AS SO EXTENDED OR EARLIER TERMINATED, AS THE “EXPIRATION DATE”. PANAMA INTENDS TO ISSUE A MAXIMUM OF $500,000,000 AGGREGATE PRINCIPAL AMOUNT OF 2029 BONDS AND, IN ITS SOLE AND ABSOLUTE DISCRETION, MAY ACCEPT ALL, SOME OR NO EXCHANGE OFFERS ON EITHER OR BOTH THE 2011 BONDS AND THE 2012 BONDS. IF FEWER THAN ALL EXCHANGE OFFERS ARE ACCEPTED ON EITHER OR BOTH OLD BONDS, A SEPARATE PRORATION FACTOR WILL BE APPLIED EQUALLY TO ALL EXCHANGE OFFERS ON EACH SUCH SERIES OF OLD BONDS, SUBJECT TO ROUNDING. EXCEPT IN LIMITED CIRCUMSTANCES DESCRIBED IN THE PROSPECTUS SUPPLEMENT, NO WITHDRAWAL RIGHTS ARE AVAILABLE.

The Republic of Panama (“Panama”) hereby announces an invitation (the “invitation”) to holders of the old bonds to submit one or more offers to exchange old bonds for newly issued 2029 Bonds, on the terms and subject to the conditions described in the Prospectus Supplement dated June 2, 2008 (the “Prospectus Supplement”), to the Prospectus dated June 27, 2006, attached thereto (the “Prospectus”), under which each U.S.$1,000 original principal amount of each series of old bonds will be exchanged for a principal amount of 2029 Bonds and cash as described in the Prospectus Supplement.

Any bondholder wishing to submit an exchange offer must deliver, or arrange to have delivered, its exchange offer as described in the Prospectus Supplement prior to 5:00 P.M., New York City time, by June 3, 2008, unless the expiration date is extended or earlier terminated by Panama.

The exchange offer procedures are described in the Prospectus Supplement under “Terms of the Invitation—Procedures for Submitting Exchange Offers.”

Application has been made to list the 2029 Bonds on the Luxembourg Stock Exchange and to have the 2029 Bonds trade on the Euro MTF Market.

Deutsche Bank Luxembourg, S.A.

As Luxembourg listing agent and Luxembourg exchange agent for the invitation

2, Boulevard Konrad Adenauer

L - 1115 Luxembourg

Telephone: + 352 42122 243

Fax: +352 42122 718

The Luxembourg exchange agent shall be able to perform all services (or agency functions) in connection with the invitation, and all documentation in connection with the invitation will be available free of charge at its offices in Luxembourg.

The clearing reference numbers for the old bonds are as follows:

	CUSIP	ISIN	Common Code
2011 Bonds	698299AP9	US698299AP93	012448465
2012 Bonds	698299AQ7	US698299AQ76	013289832

The exchange agent for the invitation is:	The information agent for the invitation is:

Citibank, N.A.

Citigroup Centre, Canada Square

Canary Wharf

London E14 5LB

Attention: Exchange Operations

Reference: Republic of Panama Exchange Offer

Telephone: +44 20 7508 3867

Facsimile: +44 20 7508 3866

E-mail: exchange.gats@citigroup.com

Global Bondholder Services Corporation 65 Broadway Suite 723 New York, New York 10006 Attention: Corporate Actions Telephone (banks and brokers): +1-212-430-3774 Telephone (toll free): +1-866-873-5600

The joint dealer managers for the invitation are:

Citigroup New York, New York Inside the U.S.: Toll Free 1-800-558-3745 Outside the U.S.: Call Collect 1-212-723-6108	Deutsche Bank Securities New York, New York Inside the U.S.: Toll Free 866-627-0391 Outside the U.S.: Call Collect 212-250-2955

UNITED KINGDOM: Stabilisation/FSA

Panama has filed a registration statement (including the Prospectus and the Prospectus Supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and the Prospectus Supplement in that registration statement and other documents Panama has filed with the SEC for more complete information about Panama and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the joint dealer managers, the information agent, the exchange agent or the Luxembourg exchange agent will arrange to send you the Prospectus if you request it by calling any of Citigroup toll-free at 1-800-558-3745, Deutsche Bank Securities toll-free at 1-866-627-0391 or the information agent toll-free at 1-866-873-5600.

June 3, 2008